EXHIBIT - 3.2  2001 ANNUAL REPORT TO STOCKHOLDERS

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Greer Bancshares Incorporated and Subsidiary
Greer, South Carolina


We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.


Asheville, North Carolina
January 31, 2002


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

                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                           Consolidated Balance Sheets



                                                                                        DECEMBER 31,
                                                                          ------------------------------------------
           ASSETS                                                                 2001                 2000
           ------                                                                 ----                 ----

Cash and due from banks                                                   $       7,420,621     $       4,772,911
Federal funds sold                                                                  150,000               130,000
Investment securities                                                            49,754,568            36,241,796
Net loans                                                                       113,115,214           115,513,563
Premises and equipment, net                                                       4,617,936             4,447,216
Real estate held for sale                                                           685,698               632,974
Accrued interest receivable                                                       1,089,859             1,142,136
Other assets                                                                      3,217,882             3,316,785
                                                                           ----------------      ----------------

         Total assets                                                     $     180,051,778     $     166,197,381
                                                                           ================      ================

   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                                   $      16,856,854     $      15,064,938
   Interest bearing                                                             114,314,373           111,948,687
                                                                           ----------------      ----------------
                                                                                131,171,227           127,013,625
Notes payable to Federal Home Loan Bank                                          31,614,607            23,290,463
Federal funds purchased                                                                   -               900,000
Other liabilities                                                                 1,340,358             1,453,295
                                                                           ----------------      ----------------
         Total liabilities                                                      164,126,192           152,657,383
                                                                           ----------------      ----------------

Commitments--Note 9

Stockholders' equity:
   Common stock--par value $5 per share, 10,000,000 shares authorized;
     1,557,528 and 1,478,081 shares issued and
     outstanding at December 31, 2001 and 2000, respectively                      7,787,640             7,390,405
   Additional paid in capital                                                     5,344,572             3,659,815
   Retained earnings                                                              2,758,108             2,634,403
   Accumulated other comprehensive income                                            35,266              (144,625)
                                                                           ----------------      ----------------
         Total stockholders' equity                                              15,925,586            13,539,998
                                                                           ----------------      ----------------

         Total liabilities and stockholders' equity                       $     180,051,778     $     166,197,381
                                                                           ================      ================


The accompanying notes are an integral part of these consolidated financial statements.



                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                        Consolidated Statements of Income





                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------------------------
                                                                              2001                 2000                 1999
                                                                              ----                 ----                 ----
Interest income:
   Loans, including fees                                                      $ 10,057,870          $ 9,639,812          $ 7,619,373
   Investment securities:
     Taxable                                                                     1,729,392            1,999,513            1,673,968
     Tax-exempt                                                                    600,263              559,025              633,377
   Federal funds sold                                                               87,534                4,639               29,604
   Other                                                                            22,517               16,241               16,366
                                                                                    ------               ------               ------
         Total interest income                                                  12,497,576           12,219,230            9,972,688
                                                                                ----------           ----------            ---------

Interest expense:
   Interest on deposit accounts                                                  4,414,622            4,945,374            3,714,588
   Interest on other borrowings                                                  1,634,472            1,505,666              922,703
                                                                                 ---------            ---------              -------
         Total interest expense                                                  6,049,094            6,451,040            4,637,291
                                                                                 ---------            ---------            ---------

         Net interest income                                                     6,448,482            5,768,190            5,335,397

Provision for loan losses                                                          355,000              200,000              120,000
                                                                                   -------              -------              -------
         Net interest income after provision for
           loan losses                                                           6,093,482            5,568,190            5,215,397
                                                                                 ---------            ---------            ---------

Non-interest income:
   Service charges on deposit accounts                                             305,596              179,330              141,300
   Other service charges                                                           606,519              412,471              236,970
   Gain on sale of investment securities                                            17,874               26,527              148,008
   Gain on sale of real estate held for sale                                         7,735                    -               29,173
   Loss on sale of premises and equipment                                                -                    -              (9,331)
   Other operating income                                                          766,186              566,130              441,919
                                                                                   -------              -------              -------
         Total non-interest income                                               1,703,910            1,184,458              988,039
                                                                                 ---------            ---------              -------



                                                                     (continued)

                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                  Consolidated Statements of Income, Continued





                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------------------------
                                                                                 2001                 2000                 1999
                                                                                 ----                 ----                 ----
Non-interest expenses:
   Salaries and employee benefits                                              $ 2,560,920          $ 2,324,105          $ 2,188,990
   Occupancy and equipment                                                         759,383              693,746              652,266
   Postage and supplies                                                            221,379              199,310              190,737
   FDIC insurance                                                                   23,735               23,712               11,685
   Other operating expenses                                                      1,264,764            1,080,357              994,429
                                                                                 ---------            ---------              -------
         Total non-interest expenses                                             4,830,181            4,321,230            4,038,107
                                                                                 ---------            ---------            ---------

         Income before income taxes                                              2,967,211            2,431,418            2,165,329

Provision for income taxes                                                         841,350              678,615              543,006
                                                                                   -------              -------              -------

         Net income                                                            $ 2,125,861          $ 1,752,803          $ 1,622,323
                                                                                 =========            =========            =========

Earnings per share:
   Basic                                                                            $ 1.41               $ 1.18               $ 1.12
                                                                                      ====                 ====                 ====
   Diluted                                                                          $ 1.39               $ 1.16               $ 1.11
                                                                                      ====                 ====                 ====

















The accompanying notes are an integral part of these consolidated financial statements.


                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity
              For the Years Ended December 31, 2001, 2000 and 1999





                                                                                                         ACCUMULATED
                                                          COMMON STOCK          ADDITIONAL                  OTHER         TOTAL
                                                   ----------------------------   PAID IN     RETAINED  COMPREHENSIVE  STOCKHOLDERS'
                                                      SHARES        AMOUNT        CAPITAL     EARNINGS     INCOME        EQUITY

Balance at December 31, 1998                          704,439    $  3,522,195  $  6,092,859  $ 1,302,155  $  309,304  $ 11,226,513

Net income                                                     -             -             -   1,622,323           -     1,622,323
Other comprehensive income, net of tax:
   Unrealized holding losses on investment securities          -             -             -           -    (936,341)     (936,341)
   Less reclassification adjustments for gains included
     in net income                                             -             -             -           -     (94,720)      (94,720)
                                                                                                                           -------
Comprehensive income                                                                                                       591,262
Two for one stock split                                  709,417     3,547,085    (3,547,085)          -           -             -
Stock exercised pursuant to stock option plan              9,255        46,275        63,149           -           -       109,424
Cash dividend ($.60 per share)                                 -             -             -    (425,650)          -      (425,650)
                                                               -             -             -    --------           -      --------

Balance at December 31, 1999                           1,423,111     7,115,555     2,608,923   2,498,828   (721,757)    11,501,549

Net income                                                     -             -             -   1,752,803           -     1,752,803
Other comprehensive income, net of tax:
   Unrealized holding losses on investment securities          -             -             -           -     593,427       593,427
   Less reclassification adjustments for gains included
     in net income                                             -             -             -           -     (16,295)      (16,295)
                                                                                                                           -------
Comprehensive income                                                                                                     2,329,935
Three percent stock dividend                              42,596       212,980       894,516  (1,107,496)          -             -
Cash in lieu of fractional shares on stock dividend            -             -             -      (8,821)          -        (8,821)
Stock exercised pursuant to stock option plan             12,374        61,870       127,376           -           -       189,246
Tax benefit of stock options exercised                         -             -        29,000           -           -        29,000
Cash dividend ($.35 per share)                                 -             -             -    (500,911)          -      (500,911)
                                                               -             -             -    --------           -      --------

Balance at December 31, 2000                           1,478,081     7,390,405     3,659,815   2,634,403    (144,625)   13,539,998

Net income                                                     -             -             -   2,125,861           -     2,125,861
Other comprehensive income, net of tax:
   Unrealized holding losses on investment securities          -             -             -           -     190,884       190,884
   Less reclassification adjustments for gains included
     in net income                                             -             -             -           -     (10,993)      (10,993)
                                                                                                                           -------
Comprehensive income                                                                                                     2,305,752
Five percent stock dividend                               73,824       369,120     1,624,127  (1,993,247)          -             -
Cash in lieu of fractional shares on stock dividend            -             -             -      (8,909)          -        (8,909)
Stock exercised pursuant to stock option plan              5,623        28,115        60,630           -           -        88,745
                                                           -----        ------        ------           -           -        ------

Balance at December 31, 2001                           1,557,528  $  7,787,640  $  5,344,572 $ 2,758,108   $  35,266  $ 15,925,586
                                                       =========   ===========   ===========  ==========    ========   ===========





The accompanying notes are an integral part of these consolidated financial statements.


                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------------------------
                                                                              2001                 2000                 1999
                                                                              ----                 ----                 ----
Operating activities:
   Net income                                                          $        2,125,861   $        1,752,803   $        1,622,323
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                                 459,405              378,224              369,021
     Gain on sale of investment securities                                        (17,874)             (26,527)            (148,008)
     Gain on sale of real estate held for sale                                     (7,735)                   -              (29,173)
     Gain on surrender of life insurance policy                                   (81,780)                   -                    -
     Loss on sale of premises and equipment                                             -                    -                9,331
     Provision for loan losses                                                    355,000              200,000              120,000
     Deferred income tax benefit                                                 (120,700)             (68,000)             (49,689)
     Net change in:
       Accrued interest receivable                                                 52,277              (80,158)            (181,134)
       Other assets                                                              (137,953)            (161,273)             (63,256)
       Other liabilities                                                         (112,937)             533,484              192,775
                                                                        -----------------    -----------------    -----------------
         Net cash provided by operating activities                              2,513,564            2,528,553            1,842,190
                                                                        -----------------    -----------------    -----------------

Investing activities:
   Proceeds from sales of investment securities                                 1,005,000           10,659,445            8,645,545
   Proceeds from the maturity of investment securities                          8,810,697            2,412,834            6,258,133
   Purchase of investment securities                                          (23,018,088)          (4,840,772)         (22,078,734)
   Purchase of bank-owned life insurance                                                -           (1,415,000)                   -
   Proceeds from sale of premises and equipment                                         -                    -                  225
   Proceeds from sale of real estate held for sale                                300,369                    -              101,504
   Proceeds from life insurance policy surrender                                  326,720                    -                    -
   Net increase in federal funds sold                                             (20,000)            (130,000)                   -
   Net (increase) decrease in loans                                             1,697,991          (19,639,230)         (19,892,163)
   Purchase of premises and equipment                                            (630,125)            (549,125)            (167,915)
                                                                        -----------------    -----------------    -----------------
         Net cash used for investing activities                               (11,527,436)         (13,501,848)         (27,133,405)
                                                                        -----------------    -----------------    -----------------




                                                                     (continued)


                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued



                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                     2001                 2000                 1999
                                                                     ----                 ----                 ----
Financing activities:
   Net increase in deposits                                         $   4,157,602       $   13,097,998       $   16,066,507
   Repayment of notes payable to Federal Home Loan
     Bank                                                            (10,675,856)         (10,510,647)          (5,536,112)
   Proceeds from notes payable to Federal Home Loan
     Bank                                                              19,000,000            8,000,000           16,450,000
   Proceeds from federal funds purchased                                        -              900,000                    -
   Repayment of federal funds purchased                                  (900,000)                   -           (1,450,000)
   Proceeds from exercise of stock options                                 88,745              189,246              109,424
   Cash in lieu of fractional shares on stock dividend                    (8,909)               (8,821)                   -
   Cash dividends paid                                                          -             (500,911)            (425,650)
                                                                                -            --------             --------
         Net cash provided by financing activities                     11,661,582           11,166,865           25,214,169
                                                                       ----------           ----------           ----------

Net increase (decrease) in cash and due from banks                      2,647,710              193,570              (77,046)

Cash and due from banks at beginning of year                            4,772,911            4,579,341            4,656,387
                                                                        ---------            ---------            ---------

Cash and due from banks at end of year                                $ 7,420,621        $   4,772,911        $   4,579,341
                                                                        =========            =========            =========

Supplemental  disclosures  of cash flow  information:
   Cash paid during the year for:
     Interest                                                         $ 6,278,452        $   6,035,758        $   4,496,938
                                                                        =========            =========            =========

     Income taxes                                                     $   947,151        $     718,006        $     617,203
                                                                          =======              =======              =======

Non-cash investing and financing activities:
   Real estate acquired in satisfaction of mortgage loans             $   345,358        $           -        $     187,331
                                                                          =======                    =              =======

   Loan to facilitate sale of real estate                             $         -        $           -        $     115,000
                                                                                =                    =              =======




The accompanying notes are an integral part of these consolidated financial statements.

                  GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000 and 1999



1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      REORGANIZATION - In July 2001, we formed Greer Bancshares Incorporated as the bank holding company for Greer State Bank (the "Bank"). All of the outstanding common shares of the Bank were exchanged for common stock of the new holding company at that time. The accompanying financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as "the Company").

      NATURE OF OPERATIONS - The only current activity of the holding company is to hold its investment in the Bank. We operate the Bank under a state bank charter and provide full banking services to our clients. We are subject to regulation by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions.

      The Bank has Greer Financial Services Corporation as a wholly owned subsidiary to provide financial management services and non-deposit product sales.

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries and, in consolidation, all significant intercompany items are eliminated.

      ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

      INVESTMENT SECURITIES - We account for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115,
      Accounting for Certain Investments in Debt and Equity Securities. This standard requires us to classify debt securities upon purchase as available for sale, held to maturity, or trading. We have no held to maturity or trading securities. Securities classified as available for sale are carried at market value. Unrealized holding gains or losses are reported as a component of stockholders' equity ("accumulated other comprehensive income") net of deferred income taxes.

      Realized gains or losses on dispositions are calculated on the difference between net proceeds and adjusted carrying amount of the security, using the specific identification method.

      CONCENTRATIONS OF CREDIT RISK - We make loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. We have a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

      LOANS AND INTEREST INCOME - We grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the Greater Greer area of the upstate of South Carolina. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area.

      Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unearned discounts. Interest income is accrued and taken into income based upon the interest method.

      The accrual of interest on loans is discontinued when, in our judgement, the interest will not be collectible in the normal course of business. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

      ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by our management and is based upon our periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

      PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using straight-line and accelerated methods over the useful lives of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

      REAL ESTATE HELD FOR SALE - Our real estate held for sale is stated at the lower of cost or net realizable value. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

      INCOME TAXES - We follow the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company based on the separate returns filed.

      Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences as required under SFAS No. 109, Accounting for Income Taxes. Current income taxes are recorded based on amounts due with the current income tax returns.

      EARNINGS PER SHARE OF COMMON STOCK - SFAS No. 128, Earnings Per Share, requires that we present basic and diluted earnings per share of common stock. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic earnings per share was 1,512,574 in 2001, 1,486,307 in 2000, and 1,448,657 in 1999. The weighted average number of common shares outstanding for diluted earnings per share was 1,531,082 in 2001, 1,505,932 in 2000, and 1,466,370 in 1999.

      In 2001, we issued a five-percent common stock dividend. We issued a three-percent common stock dividend in 2000 and a two for one stock split in 1999. Net income per share amounts have been restated to reflect the stock split and stock dividends.

      NEW ACCOUNTING PRONOUNCEMENTS - On July 20, 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited.

      Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, we would cease amortization of any goodwill recorded in past business transactions.

      If necessary, the implied fair value of the goodwill will be compared to the carrying value to determine if an allowance is necessary. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The application of this statement is not expected to have a material impact on our financial statements.

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in July 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

      SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on our financial statements.

      SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board of Opinion No. 30, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and

      Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on our financial statements.

2.    INVESTMENT SECURITIES

      The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

                                                                          DECEMBER 31, 2001
                                                  -------------------------------------------------------------------
                                                                        GROSS            GROSS          ESTIMATED
                                                     AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                       COST             GAINS           LOSSES            VALUE
         United States Government agency
           obligations                            $    8,500,000   $      132,354   $       22,167   $    8,610,187
         Mortgage-backed securities                   20,065,832          299,826          128,972       20,236,686
         Municipal securities                         15,386,112           50,641          240,689       15,196,064
         Corporate bonds                               2,262,562           47,407                -        2,309,969
         Federal Home Loan Bank stock--
           restricted                                  1,587,700                -                -        1,587,700
         Marketable equity securities--
           mutual funds                                1,895,020            9,338           90,396        1,813,962
                                                   -------------    -------------    -------------    -------------

               Totals                             $   49,697,226   $      539,566   $      482,224   $   49,754,568
                                                   =============    =============    =============    =============

                                                                          DECEMBER 31, 2000
                                                  -------------------------------------------------------------------
                                                                        GROSS            GROSS          ESTIMATED
                                                     AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                       COST             GAINS           LOSSES            VALUE
         United States Government agency
           obligations                            $    5,486,888   $       62,246   $      117,162   $    5,431,972
         Mortgage-backed securities                   13,902,204                -            9,753       13,892,451
         Municipal securities                          9,895,658           25,546           76,084        9,845,120
         Corporate bonds                               3,773,491              133           26,248        3,747,376
         Federal Home Loan Bank stock--
           restricted                                  1,523,700                -                -        1,523,700
         Marketable equity securities--
           mutual funds                                1,895,020                -           93,843        1,801,177
                                                   -------------    -------------    -------------    -------------

               Totals                             $   36,476,961   $       87,925   $      323,090   $   36,241,796
                                                   =============    =============    =============    =============


      The amortized cost and estimated fair value of investment securities at December 31, 2001, by contractual maturity for debt securities and expected maturities for mortgage-backed securities, are shown below.
      Expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations:


                                                                                                        NET
                                                           AMORTIZED            ESTIMATED           UNREALIZED
                                                             COST              FAIR VALUE         GAINS (LOSSES)

         Due in one year or less                      $       5,010,112    $       4,933,058    $         (77,054)
         Due after one year through five
           years                                              6,304,566            6,388,253               83,687
         Due after five years through ten
           years                                             13,133,571           13,243,768              110,197
         Due after ten years                                 25,248,977           25,189,489              (59,488)
                                                       ----------------     ----------------     ----------------

               Totals                                 $      49,697,226    $      49,754,568    $          57,342
                                                       ================     ================     ================

      Investment securities with an aggregate book value of approximately $23,994,000 and $23,451,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes.

      For the years ended December 31, 2001, 2000 and 1999, proceeds from sales of securities available for sale amounted to $1,005,000, $10,659,445, and $8,645,545, respectively. Gross realized gains amounted to $17,874, $61,264, and $148,421, respectively. Gross realized losses amounted to $-0-, $34,737, and $413, respectively. The tax provision applicable to these net realized gains amounted to $7,000, $10,000, and $56,000, respectively.

3.    NET LOANS

      A summary of loans outstanding by major classification follows:

                                                                                         DECEMBER 31,
                                                                           ------------------------------------------
                                                                                  2001                  2000
                                                                                  ----                  ----

         Real estate                                                       $        78,731,792  $         84,147,624
         Commercial and industrial (non-real estate)                                22,186,698            20,205,012
         Installment loans to individuals for household,
           family and other personal expenditures                                    9,902,996            10,204,525
         All other loans                                                             3,541,989             1,908,704
                                                                                     ---------             ---------
                                                                                   114,363,475           116,465,865
         Unearned discounts                                                             (3,604)               (3,907)
                                                                                        ------                ------
                                                                                   114,359,871           116,461,958
         Allowance for loan losses                                                  (1,244,657)             (948,395)
                                                                                    ----------              --------

                                                                           $       113,115,214  $        115,513,563
                                                                                   ===========           ===========

      The change in the allowance for loan losses is summarized as follows:

                                                             2001                 2000                  1999
                                                             ----                 ----                  ----

         Balance, beginning of year                  $            948,395  $           784,373  $            691,969
         Provision charged to income                              355,000              200,000               120,000
         Recoveries on loans                                       22,130                9,791                33,968
         Loans charged off                                        (80,868)             (45,769)              (61,564)
                                                                  -------              -------               -------

         Balance, end of year                        $          1,244,657  $           948,395  $            784,373
                                                                =========              =======               =======


      At December 31, 2001 and 2000, non-accrual loans totaled approximately $346,000 and $399,000, respectively. The total amount of interest earned on non-accrual loans was approximately $38,000 in 2001, $32,000 in 2000, and $20,000 in 1999. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $24,000 in 2001, $22,000 in 2000, and $24,000 in 1999. As of
      December 31, 2001 and 2000, we had no impaired loans.

4.    PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows:

                                                                                         DECEMBER 31,
                                                                           ------------------------------------------
                                                                                  2001                  2000
                                                                                  ----                  ----

         Land                                                              $           264,720  $            264,720
         Buildings and improvements                                                  3,558,199             3,544,303
         Equipment                                                                     804,078               758,917
         Furniture and fixtures                                                        606,428               543,013
         Electronic data processing                                                  2,173,014             1,665,362
                                                                                     ---------             ---------
                                                                                     7,406,439             6,776,315
         Less accumulated depreciation                                              (2,788,503)           (2,329,099)
                                                                                    ----------            ----------

                                                                           $         4,617,936  $          4,447,216
                                                                                     =========             =========


      Depreciation expense charged to operations was $459,405, $378,224, and $369,021 for 2001, 2000 and 1999, respectively.

5.    OTHER ASSETS

      Other assets at December 31 consist of the following:

                                                                                2001                 2000
                                                                                ----                 ----

         Prepaid expenses                                                $         223,443    $         226,400
         Bank owned life insurance                                               2,635,172            2,737,983
         Deferred income tax asset                                                 357,500              349,000
         Other                                                                       1,767                3,002
                                                                          ----------------     ----------------

                                                                         $       3,217,882    $       3,316,385
                                                                          ================     ================


6.    TIME DEPOSITS GREATER THAN OR EQUAL TO $100,000
      -----------------------------------------------

      At December 31, 2001 and 2000, time deposits of $100,000 or more totaled approximately $22,590,000 and $27,880,000, respectively. Interest expense on these deposits was approximately $1,288,000, $1,496,000, and $895,000 in 2001, 2000 and 1999, respectively.

      Contractual maturities of time deposits are summarized as follows:

                                                                                          DECEMBER 31,
                                                                            -----------------------------------------
                                                                                   2001                 2000
                                                                                   ----                 ----

        12 months or less                                                   $        50,746,507  $        56,758,920
        1-3 years                                                                     6,303,299            1,351,506
                                                                                      ---------            ---------

                                                                            $        57,049,806  $        58,110,426
                                                                                     ==========           ==========


7.    NOTES PAYABLE TO FEDERAL HOME LOAN BANK

      At December 31, 2001 and 2000, we had notes payable totaling $31,614,607 and $23,290,463, respectively, to the Federal Home Loan Bank (FHLB). At December 31, 2001, $3,000,000 of these notes bear variable interest at
      5.33 percent. At December 31, 2000, $13,500,000 of these notes had variable interest at rates ranging from 6.35 to 6.8 percent. The remaining $28,614,607 and $9,790,463, at December 31, 2001 and 2000, respectively, bear interest at fixed rates ranging from 2.15 to 6.67 percent at December 31, 2001, and at fixed rates ranging from 4.97 to 6.67 percent at December 31, 2000. We have pledged as collateral our FHLB stock and have entered into a blanket collateral agreement whereby we will maintain, free of other encumbrances, qualifying mortgages with a book value of at least 135 percent of total advances.

      Minimum required payments of principal at December 31, 2001, are as follows:

         2002                                                 $       2,000,000
         2003                                                         3,000,000
         2005 and thereafter                                         26,614,607
                                                               ----------------

                                                              $      31,614,607


8.    UNUSED LINES OF CREDIT

      We have an unused short-term lines of credit to purchase federal funds from correspondent banks totaling $6.5 million. We also have an unused reverse repurchase line from a correspondent bank totaling $1,000,000.

      We also have the  ability to borrow an  additional  $13  million  from the
      Federal  Home  Loan  Bank.   The  borrowings  are  available  by  pledging
      collateral and purchasing additional stock in the Federal Home Loan Bank.

9.    FINANCIAL INSTRUMENTS AND COMMITMENTS WITH OFF-BALANCE SHEET RISK

      In the normal course of our business, we are a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. The amount of such commitments and standby letters of credit at December 31, 2001, were approximately $20,100,000.

      Commitments to extend credit are agreements to lend as long as there is no violation of the conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon extension of credit is based on our credit evaluation.

      We are a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, we believe that the liabilities, if any, arising from such litigation and claims will not be material to our financial position.

10.   STOCKHOLDERS' EQUITY

      We have 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should we ever issue preferred stock, the designation of terms, conditions and amounts will be set by our directors.

      In July 2001, we declared a five-percent stock dividend. In June 2000, we declared a three-percent stock dividend and in June 1999, we declared a two for one stock split. Information relative to previous stock option plans and earnings per share have been restated for the effects of the stock split and stock dividends.

      Under the Greer Bancshares Incorporated and Subsidiary employee Incentive Stock Option Plan, options for up to 120,000 shares of common stock can be granted to employees designated by the Board of Directors. The form, price, conditions and number of shares under option are determined by the Board. Plan limitations are: (1) that no option can be exercised before one year, or after ten years from the date that the option is granted, and
      (2) that the option price will be greater than or equal to the fair market value of the common stock at the date of the grant.

      In 1997, our directors adopted a Directors Stock Option Plan. Beginning with the adjournment of the 1997 annual meeting of shareholders and at the adjournment of the annual meetings for each of the succeeding nine years in which the return on average equity for the fiscal year preceding the annual meeting is greater than or equal to twelve percent, each director shall be granted an option to purchase 1,000 shares of our common stock at fair market value on the grant date. Each option becomes exercisable on the date six months and one day following the grant date. No director may receive grants of options in excess of 10,000 shares. The maximum number of shares for which options may be granted is 90,000.

      We apply Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for the plans. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, our net income per share and our net income would have been reduced to the proforma amounts indicated below:

                                                             2001                 2000                 1999
                                                             ----                 ----                 ----
         Net income:
           As reported                                $       2,125,861    $       1,752,803    $       1,622,323
           Proforma                                           2,077,075            1,718,282            1,583,879

         Basic net income per share of common stock:
           As reported                                $           1.41     $           1.18     $           1.12
           Proforma                                               1.37                 1.16                 1.09

         Diluted net income per share of common stock:
           As reported                                $           1.39     $           1.16     $           1.11
           Proforma                                               1.36                 1.14                 1.08


      The fair value of each option grant is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted average assumptions for grants in 2001: $.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 5.00 percent and expected lives of seven years. The following were the weighted average assumptions for grants in 2000: $0.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 4.75 percent, a risk-free interest rate of 5.35 percent, and respective lives of seven years. The following were the weighted average assumptions for grants in 1999: $0.60 per share dividend yield, expected volatility of
      12.5 percent, risk-free interest rate of 5.25 percent, and respective lives of 10 years.

      A summary of the status of the plans as of December 31, 2001 and 2000, and changes during the years ending on those dates is presented below (all per share amounts have been adjusted for stock dividends):

                                                      2001                                     2000
                                      -------------------------------------    --------------------------------------
                                                             WEIGHTED                                  WEIGHTED
                                                              AVERAGE                                   AVERAGE
                                                             EXERCISE                                  EXERCISE
                                             SHARES            PRICE                 SHARES              PRICE
         Outstanding at
           beginning of year                    47,805   $         15.05                 50,679    $         13.44
         Granted                                 9,000             25.65                  9,500              23.96
         Exercised                              (5,623)            15.78                (12,374)             15.30
         Forfeited or expired                   (1,400)            15.52                      -
                                       ---------------                          ---------------

         Outstanding at end of
           year                       $         49,782             16.98                 47,805              15.05
                                       ===============                          ===============


                                                      2001                                     2000
                                      -------------------------------------    --------------------------------------
                                                             WEIGHTED                                  WEIGHTED
                                                              AVERAGE                                   AVERAGE
                                                             EXERCISE                                  EXERCISE
                                            SHARES             PRICE                  SHARES             PRICE
         Options exercisable at
           year-end                             30,134   $         18.85                 21,736    $         16.98

         Shares available for
           grant                               108,350                                  115,950

         Weighted average fair
           value of options
           granted during the
           year                       $          6.00                          $          6.17


      The following table summarizes information at December 31, 2001:

                               OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                               ----------------------------------                   ----------------------------------
                                                    WEIGHTED
                                                     AVERAGE          WEIGHTED                           WEIGHTED
                                                    REMAINING         AVERAGE                            AVERAGE
      RANGE OF                      NUMBER         CONTRACTUAL        EXERCISE          NUMBER           EXERCISE
      EXERCISE PRICES            OUTSTANDING          LIFE             PRICE          EXERCISABLE         PRICE
      ---------------

        $5.34 - 6.13                    3,900         2 years     $       5.78               1,902   $       5.58
        $9.98 - 10.51                  10,425         5 years            10.36               5,025          10.19
        $14.00 - 14.74                 13,107         6 years            14.57               4,707          14.27
        $19.35                          5,850         7 years            19.35               4,250          19.35
        $23.96 - 25.65                 16,500         8 years            24.88              14,250          25.03
                                -------------                                        -------------

                                       49,782                                               30,134
                                =============                                        =============


11.   INCOME TAXES

      The components of the provision for income taxes are as follows:

                                                               2001                 2000                 1999
                                                               ----                 ----                 ----
         Current income tax expense:
           State                                        $          98,650    $          80,515    $          73,195
           Federal                                                863,400              666,100              519,500
                                                         ----------------     ----------------     ----------------
                                                                  962,050              746,615              592,695
         Deferred income tax benefit                             (120,700)             (68,000)             (49,689)
                                                         ----------------     ----------------     ----------------

             Provision for income taxes                 $         841,350    $         678,615    $         543,006
                                                         ================     ================     ================

      The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

                                                 2001                       2000                        1999
                                        -----------------------    ------------------------    -----------------------
                                                     PERCENT                     PERCENT                    PERCENT
                                                    OF INCOME                   OF INCOME                  OF INCOME
                                          AMOUNT    BEFORE TAX       AMOUNT    BEFORE TAX        AMOUNT    BEFORE TAX
        Income before income taxes      $2,967,211                 $2,431,418                  $2,165,329
                                         =========                  =========                   =========

        Tax at statutory rate          $1,009,000       34.0%      $ 827,000       34.0%       $ 736,000       34.0%
        Tax effect of:
           Federally tax exempt
             interest income             (202,000)      (6.8)       (187,000)      (7.7)        (252,000)     (11.6)
           State taxes, net of federal
             benefit                       65,000        2.2          53,000        2.2           48,000        2.2
           Other--net                     (30,650)      (1.0)        (14,385)       (.6)          11,006         .5
                                         --------    -------        --------    -------         --------    -------

               Income tax provision     $ 841,350       28.4%      $ 678,615       27.9%       $ 543,006       25.1%
                                         ========    =======        ========    =======         ========    =======

      Deferred tax assets are included in other assets and consist of the following:

                                                                                           DECEMBER 31,
                                                                             -----------------------------------------
                                                                                    2001                 2000
                                                                                    ----                 ----
        Deferred tax assets:
           Bad debts                                                         $         423,000    $         322,000
           Unrealized holding losses on investment securities                                -               90,000
           Other, net                                                                  184,000              135,000
                                                                              ----------------     ----------------
                                                                                       607,000              547,000
                                                                              ----------------     ----------------
        Deferred tax liabilities:
           Unrealized holding gains on investment securities                            22,000                    -
           Depreciation                                                                 97,000              100,000
                                                                              ----------------     ----------------
                                                                                       488,000              447,000
        Less valuation allowance                                                      (130,500)             (98,000)
                                                                              ----------------     ----------------

               Net deferred tax asset                                        $         357,500    $         349,000
                                                                              ================     ================

12.   EMPLOYEE BENEFIT PLAN

      We have a 401(k) Profit Sharing Plan for the benefit of our employees. Subject to annual approval by the Board of Directors, we match employee contributions of up to 4% of compensation in accordance with plan guidelines. Contributions of $64,777, $58,583, and $42,456 were charged to operations during 2001, 2000 and 1999, respectively.

13.   OTHER OPERATING INCOME

      Other operating income for the years ended December 31 consist of the following:

                                                           2001                 2000                 1999
                                                           ----                 ----                 ----

         Income from financial manage-
           ment services                            $         177,456    $         161,837    $         108,859
         Earnings on life insurance
           policies                                           240,695              111,462               64,957
         Credit card income                                   241,425              203,486              173,476
         Safe deposit box rental                               20,253               16,498               17,310
         Other service charges                                 86,357               72,847               77,317
                                                     ----------------     ----------------     ----------------

                                                    $         766,186    $         566,130    $         441,919
                                                     ================     ================     ================


14.   TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

      Our directors and executive officers are customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for our other customers and did not involve more than normal risk of collectibility or present other unfavorable features. The aggregate dollar balance outstanding on these loans was approximately $3,029,000 and $3,319,000 at December 31, 2001 and 2000, respectively.
      During 2001, approximately $206,000 of net loans and advances on lines of credit were made and repayments totaled approximately $496,000. In addition to the balance outstanding, directors and executive officers had available unused lines of credit totaling approximately $875,000 and $868,000 at December 31, 2001 and 2000, respectively.

      Effective January 1, 1996, our directors adopted an unfunded Deferred Compensation Plan. Electing directors may annually defer directors' fees, which are then eligible for various future payment plans as chosen by the director. Deferred amounts earn interest varying from 7% to 12%. Deferral, including interest, under the Plan during 2001, 2000 and 1999, totaled approximately $68,100, $63,200, and $46,400, respectively.

15.   REGULATORY MATTERS

      Our ability to pay cash dividends from the Bank is restricted by state banking regulations to the amount of our retained earnings. At December 31, 2001, the Bank's retained earnings were approximately $4,727,000.

      We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that we meet all capital adequacy requirements to which we are subject.

      As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized us as well capitalized under the regulatory framework for prompt corrective action. There are not conditions or events since that notification that management believes have changed our category. Our actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

                                                                                                  TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                      FOR CAPITAL              PROMPT CORRECTIVE
                                                                   ADEQUACY PURPOSES           ACTION PROVISIONS
                                                               --------------------------  --------------------------
      BANK:                                 ACTUAL                      MINIMUM                     MINIMUM
      ----                         --------------------------  --------------------------  --------------------------
                                      AMOUNT       RATIO          AMOUNT       RATIO          AMOUNT       RATIO
      AS OF DECEMBER 31, 2001
        Total risk-based capital
         (to risk-weighted assets) $ 16,741        13.6%       $ 9,837          8.0%       $ 12,297        10.0%
        Tier 1 capital
         (to risk-weighted assets) $ 15,496        12.6%       $ 4,919          4.0%       $ 7,378          6.0%
        Tier 1 capital
         (to average assets)       $ 15,496         8.7%       $ 7,164          4.0%       $ 8,955          5.0%

      AS OF DECEMBER 31, 2000
        Total risk-based capital
         (to risk-weighted assets) $ 14,223        12.0%       $ 9,499          8.0%       $ 11,874        10.0%
        Tier 1 capital
         (to risk-weighted assets) $ 13,274        11.2%       $ 4,750          4.0%       $ 7,124          6.0%
        Tier 1 capital
         (to average assets)       $ 13,274         8.2%       $ 6,504          4.0%       $ 8,130          5.0%


      We are required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amounts of these reserve balances for the years ended December 31, 2001 and 2000, were approximately $1,052,000 and $1,068,000, respectively.

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including our common stock, premises and equipment, real estate held for sale, and other assets and liabilities. The following methods and assumptions were used by us in estimating fair values of financial instruments:

     o Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

     o    Investment securities are valued using quoted fair market prices.

     o Fair value for variable rate loans that re-price frequently and for loans that mature in less than one year is based on the carrying amount. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

     o Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying amount. Certificate of deposit accounts maturing within one year are valued at their carrying amount. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

     o Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Fair value for our off-balance sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

      We have used our best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

      The estimated fair values of our financial instruments are as follows:

                                                                         DECEMBER 31,
                                        -------------------------------------------------------------------------------
                                                        2001                                     2000
                                        -------------------------------------    --------------------------------------
                                            CARRYING             FAIR                CARRYING              FAIR
                                             AMOUNT              VALUE                AMOUNT              VALUE
        FINANCIAL ASSETS
           Cash and due from
             banks                      $      7,420,621   $      7,420,621      $      4,772,911   $      4,772,911
           Federal funds sold                    150,000            150,000               130,000            130,000
           Investment securities              49,754,568         49,754,568            36,241,796         36,241,796
           Loans                             113,115,214        113,578,000           115,513,563        114,093,000

        FINANCIAL LIABILITIES
           Deposits                          131,171,227        131,682,000           127,013,625        126,943,000
           Notes payable to
             Federal Home
             Loan Bank                        31,614,607         31,471,000            23,290,463         23,565,000
           Federal funds pur-
             chased                                    -                  -               900,000            900,000

        FINANCIAL INSTRUMENTS
           WITH OFF-BALANCE
           SHEET RISK
           Commitments to
             extend credit                    19,853,000         19,853,000            19,466,000         19,466,000
           Standby letters of
             credit                              247,000            247,000               308,000            308,000

